Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS BEST FIRST QUARTER PROFIT IN ITS HISTORY

Increases 2010 EBITDA Guidance

Tulsa, Oklahoma, April 28, 2010:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the first quarter ended March 31, 2010.  Net income for the 2010 first quarter was $27.3 million, or $0.91 per diluted share, compared to a net loss of $8.9 million, or $0.42 loss per diluted share, in the first quarter of 2009. Net income for the first quarter of 2010 and 2009 included a favorable impact of $0.14 per diluted share, both of which relate to changes in fair value of derivatives.

Non-GAAP net income for the 2010 first quarter was $23.0 million, or $0.76 per diluted share, compared to a non-GAAP net loss of $11.8 million, or $0.55 loss per diluted share, for the 2009 first quarter. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives and non-cash charges related to the impairment of long-lived assets, net of related tax impact. Corporate Adjusted EBITDA for the first quarter of 2010 was $49.4 million, compared to a loss of $2.4 million in the first quarter of 2009.  Reconciliations of non-GAAP to GAAP results are included in Tables 3 and 4.

“This marks our fifth consecutive quarter of year-over-year improvement in Corporate Adjusted EBITDA and the most profitable first quarter in the Company’s history.  Our strategy of maintaining price discipline, focusing on cost efficiency, and continually working to lower our fleet operating costs continues to yield results,” said Scott L. Thompson, President and Chief Executive Officer.   “We intend to maintain this focus pending completion of our acquisition by Hertz, and expect that our combination with a larger company that has a broader base of revenues and access to greater technology will allow the Dollar and Thrifty brands to offer improved services and grow at a much more rapid pace than as a standalone company.”

For the quarter ended March 31, 2010, the Company’s total revenue was $348.3 million, as compared to $362.4 million for the comparable 2009 period.  The decline in revenue was primarily driven by a 7.4 percent decrease in rental days, partially offset by a 3.9 percent improvement in revenue per day.  On a same store basis, rental revenues for locations that were open during both periods were consistent with prior year’s first quarter.

The Company noted that the closing of unprofitable stores during 2009 continues to benefit its return on assets.  The first quarter 2010 average fleet was down 5.2 percent compared to the first quarter of 2009, while the ending fleet was up 2.4 percent from the first quarter of 2009.

“We are pleased with our same store results for the quarter, which were in line with our expectations.  The industry benefited somewhat from Easter being earlier this year than last year, which will be a minor head wind in the second quarter.  During the first quarter, we were able to continue to maintain price discipline while capturing an acceptable level of rental days,” said Thompson.

Vehicle depreciation per unit for the first quarter of 2010 totaled a very favorable $206 per month.  Fleet cost for the first quarter of 2010 was positively impacted by the overall strength of the used vehicle market, combined with changes the Company made in 2009 to its fleet planning and remarketing operations that were designed to lower fleet depreciation costs per unit and mitigate enterprise risk.  Those changes included diversification of manufacturers to facilitate better vehicle selections, extension of fleet holding periods, improved mix optimization, a move towards a greater proportion of risk vehicles in the fleet and improvements in remarketing processes.  Vehicle utilization was 80.3 percent, down 180 basis points from last year’s first quarter.  Utilization was adversely impacted in the first quarter of 2010 by an increase in the number of risk vehicles held for remarketing during the period and the Company’s focus on price discipline in remarketing of vehicles.

Operating expenses (direct vehicle and operating expenses and selling, general and administrative expenses) were lower in the first quarter of 2010 compared to the same quarter in 2009 primarily as a result of transaction declines, cost reduction efforts and cost efficiency initiatives.  As a percentage of revenues, these operating expenses totaled 65.5 percent of revenues in the first quarter of 2010, compared to 63.9 percent in the first quarter of 2009.

Interest expense, net of interest income, for the first quarter of 2010 declined $4.7 million on a year-over-year basis primarily as a result of a $540 million reduction in the average quarterly debt outstanding for 2010 compared to 2009, partially offset by lower returns on the Company’s invested cash. Since the fourth quarter of 2008, the Company has repaid $1.0 billion of debt, and its results should continue to benefit from the reduced leverage.

Liquidity and Capital Resources

As of March 31, 2010, the Company had $452 million in cash and cash equivalents and an additional $147 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.  During the first quarter, the Company repaid $200 million of its existing medium term notes utilizing restricted cash.  The Company’s tangible net worth at March 31, 2010 was $398 million.

As previously reported, the Company completed a new $200 million long-term asset backed financing in April 2010, providing lower cost financing and additional liquidity for purchases of vehicles or the repayment of future debt maturities.

2010 Outlook - Update

Based on the strength of its first quarter operating results and its expectations for continued favorable conditions in the used vehicle markets and improving industry rental days, the Company is providing an update to its outlook for 2010 for revenue, fleet costs and Corporate Adjusted EBITDA.

The Company reaffirmed its outlook for revenue growth of 2 – 4 percent compared to the 2009 level.  Improvement in the overall economy, combined with ongoing recovery in consumer confidence and spending levels is expected to result in low single-digit growth in rental days in 2010.  The Company believes that customer demand for its value-oriented leisure brands will result in moderate increases in revenue per day on a year-over-year basis.

The Company noted that it sold approximately 14,100 risk vehicles during the first quarter of 2010 at a cumulative gain of $25.7 million, and stated that it expects vehicle dispositions to continue to benefit from favorable conditions in the used vehicle market.  As a result of the volatility in fleet cost per unit resulting from the expected timing of vehicle dispositions, the Company estimates its fleet cost to be $225 per unit per month for the second quarter of 2010 and is lowering its target for fleet cost for the full year of 2010 to $275 per unit per month.

The Company also stated that it expects 2011 fleet cost (excluding the impact of gains or losses on vehicle dispositions) to be approximately $325 per unit per month.  The size and timing of future gains or losses on vehicle sales will impact the depreciation rate and are dependent on prevailing conditions in the used vehicle market, as well as management’s ability to execute a fleet plan that takes advantage of changing market conditions.

Lastly, based on current facts and circumstances, the Company now projects Corporate Adjusted EBITDA for the full year of 2010 to be within a range of $170 million to $190 million, an increase of approximately 70 – 90 percent from the 2009 level.

Web cast and conference call information
The Dollar Thrifty Automotive Group, Inc. first quarter 2010 earnings conference call will be held on Wednesday, April 28th at 8:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 888-946-7608 (domestic) or 630-395-0278 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through May 12, 2010, by calling 800-294-2481 (domestic) or 402-220-9761 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.
Through its Dollar Rent A Car and Thrifty Car Rental brands, Dollar Thrifty has been serving value-conscious leisure and business travelers since 1950.  Dollar Thrifty maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its North American operations, the Company maintains global service capabilities through an expansive international franchise network of over 1,250 franchises in 81 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Important Information for Investors and Stockholders
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  Hertz will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement of Dollar Thrifty that also constitutes a prospectus of Hertz.  Hertz and Dollar Thrifty also plan to file other documents with the SEC regarding the proposed transaction.  A definitive proxy statement/prospectus will be mailed to stockholders of Dollar Thrifty.

INVESTORS AND STOCKHOLDERS OF DOLLAR THRIFTY ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about Hertz and Dollar Thrifty, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by Hertz will be available free of charge on Hertz’s internet website at www.hertz.com or by contacting Hertz’s Investor Relations Department at 201-307-2100.  Copies of the documents filed with the SEC by Dollar Thrifty will be available free of charge on Dollar Thrifty’s internet website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2119.

Hertz, Dollar Thrifty, their respective directors and certain of their executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dollar Thrifty in connection with the proposed transaction.  Information about the directors and executive officers of Hertz is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010.  Information about the directors and executive officers of Dollar Thrifty is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 27, 2010.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties that could materially affect future results include:

•
the impact of our pending acquisition by Hertz or developments relating to the proposed transaction, including, among other things, diversion of management's attention from day-to-day operations, a loss of key personnel, disruption of our operations and an inability to obtain regulatory and stockholder approvals on the terms and schedule contemplated;

•
the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial and credit markets and concerns about global economic prospects and the timing and strength of a recovery, and whether consumer confidence and spending levels will continue to improve;

•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful;
•	the impact of pricing and other actions by competitors, particularly as they increase fleet sizes in anticipation of seasonal activity;
•
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant increase in the level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

•
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our ability to reduce our fleet capacity as and when projected by our plans;

•	whether efforts to revitalize the U.S. automotive industry are successful, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers;
•	the effectiveness of actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary in light of the economic environment;
•
our ability to obtain cost-effective financing as needed (including replacement of asset backed medium term notes and other indebtedness as it comes due) without unduly restricting operational flexibility;

•
our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of any required amendments or waivers, such as potential reductions in lender commitments;

•
our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset backed financing structures, including our ability to obtain any necessary waivers or consents with respect to recent developments involving Ambac;

•
the potential for significant cash tax payments in 2010 as a result of the reduction in our fleet size and the resulting impact of our inability to defer gains on the disposition of our vehicles under our like-kind exchange program;

•	airline travel patterns, including disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions or other events;

•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	volatility in gasoline prices;
•	access to reservation distribution channels;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•
the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation; and

•	the impact of natural catastrophes and terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the SEC.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Kindra Marts
Director – Investor Relations
(918) 669-2119
kindra.marts@dtag.com

					Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	March 31,		Total revenues
	2010	2009	2010		2009
Revenues:
Vehicle rentals	$332,484	$345,313	95.5%		95.3%
Other	15,846	17,109	4.5%		4.7%
Total revenues	348,330	362,422	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	179,858	185,016	51.6%		51.0%
Vehicle depreciation and lease charges, net	59,034	119,984	16.9%		33.1%
Selling, general and administrative	48,350	46,887	13.9%		12.9%
Interest expense, net	21,408	26,154	6.2%		7.3%
Long-lived asset impairment	-	261	0.0%		0.1%
Total costs and expenses	308,650	378,302	88.6%		104.4%

(Increase) decrease in fair value of derivatives	(7,370)	(5,045)	(2.1%	)	(1.4%	)

Income (loss) before income taxes	47,050	(10,835)	13.5%		(3.0%	)

Income tax expense (benefit)	19,758	(1,895)	5.7%		(0.5%	)

Net income (loss)	$27,292	$(8,940)	7.8%		(2.5%	)

Income (loss) per share: (a)
Basic	$0.96	$(0.42)
Diluted	$0.91	$(0.42)

Weighted average number
of shares outstanding: (a)
Basic	28,522,616	21,483,042
Diluted	30,026,801	21,483,042

(a) Because the Company incurred a loss from continuing operations in the first quarter of 2009, outstanding stock options, performance awards and employee and director compensation shares deferred are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

			Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended March 31, 2010
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	94,641
% change from prior year	(5.2%	)
Number of rental days	6,837,738
% change from prior year	(7.4%	)
Vehicle utilization	80.3%
Percentage points change from prior year	(1.8) p.p.
Average revenue per day	$48.62
% change from prior year	3.9%
Monthly average revenue per vehicle	$1,171
% change from prior year	1.6%

Average depreciable fleet	95,646
% change from prior year	(6.2%	)
Monthly average depreciation (net) per vehicle	$206
% change from prior year	(47.4%	)

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7
Non-vehicle interest expense	2
Non-vehicle interest income	-
Non-vehicle capital expenditures	6
Cash paid for income taxes	3

				Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	March 31,		December 31,
	2010	2009	2009
	(unaudited)

Cash and cash equivalents (b)	$452	$193	$500
Restricted cash and investments	147	574	623
Revenue-earning vehicles, net	1,565	1,486	1,229

Vehicle debt	1,367	1,693	1,570
Non-vehicle debt (corporate debt)	156	158	158
Stockholders' equity	423	201	394

Adjusted Tangible Net Worth Calculation
(In millions)

	March 31,		December 31,
	2010	2009	2009
	(unaudited)

Stockholders' equity	$423	$201	$394
Less: Intangible assets, net	(25)	(28)	(26)
Plus: Accumulated other comprehensive loss	17	29	18
Adjusted tangible net worth	$415	$202	$386

(b) Under the terms of a February 2009 amendment to the Senior Secured Credit Facilities, the Company is required to maintain a minimum cash balance of $100 million at all times, such minimum balance is included in cash and cash equivalents herein.

			Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments, the Company believes non-GAAP measures provide an important assessment of year-over-year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income (loss) per the income statement to non-GAAP pretax income (loss):

	Three months ended
	March 31,
	2010	2009
	(in thousands)

Income (loss) before income taxes - as reported	$47,050	$(10,835)

(Increase) decrease in fair value of derivatives	(7,370)	(5,045)

Long-lived asset impairment	-	261

Pretax income (loss) - non-GAAP	$39,680	$(15,619)

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income (loss):

	Three months ended
	March 31,
	2010	2009
	(in thousands)

Net income (loss) - as reported	$27,292	$(8,940)

(Increase) decrease in fair value of derivatives, net of tax (c)	(4,322)	(2,967)

Long-lived asset impairment, net of tax (d)	-	114

Net income (loss) - non-GAAP	$22,970	$(11,793)

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted EPS:

	Three months ended
	March 31,
	2010	2009

EPS, diluted - as reported	$0.91	$(0.42)

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.14)	(0.14)

EPS impact of long-lived asset impairment, net of tax	-	0.01

EPS, diluted - non-GAAP (e)	$0.76	$(0.55)

(c) The tax effect of the (increase) decrease in fair value of derivatives is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the derivative instruments which amounts are ($3,048,000) and ($2,078,000) for the three months ended March 31, 2010 and 2009, respectively.

(d) The tax effect of the long-lived asset impairment is calculated using the tax-deductible portion of the impairment and applying the entity-specific, U.S. federal and blended state tax rate which amount is $147,000 for the three months ended March 31, 2009.

(e) Since each category of earnings per share is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

			Table 4
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as recapped below. The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items.  The items excluded from Corporate Adjusted EBITDA but included in the calculation of the Company's reported net income (loss) are significant components of its consolidated statement of operations, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended
	March 31,
	2010	2009
	(in thousands)
Reconciliation of Net Income (Loss) to
Corporate Adjusted EBITDA

Net income (loss) - as reported	$27,292	$(8,940)

(Increase) decrease in fair value of derivatives	(7,370)	(5,045)
Non-vehicle interest expense	2,427	4,754
Income tax expense (benefit)	19,758	(1,895)
Non-vehicle depreciation	4,813	5,340
Amortization	1,832	1,998
Non-cash stock incentives	684	1,118
Long-lived asset impairment	-	261
Other	(12)	-

Corporate Adjusted EBITDA	$49,424	$(2,409)

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$49,424	$(2,409)

Vehicle depreciation, net of gains/losses from disposal	59,016	119,811
Non-vehicle interest expense	(2,427)	(4,754)
Change in assets and liabilities, net of acquisitions, and other	(6,292)	34,729
Net cash provided by operating activities	$99,721	$147,377

Memo:
Net cash provided by investing activites	$58,399	$357,147
Net cash used in financing activities	$(206,450)	$(641,159)